Exhibit 5.2

WCI Communities, Inc.

24301 Walden Center Drive

Bonita Springs, Florida 34134

October 14, 2014

WCI Communities, Inc.

24301 Walden Center Drive

Bonita Springs, Florida 34134

Re:	WCI Communities, Inc. Registration Statement on Form S-4; Exchange Offer for $50,000,000 in Aggregate Principal Amount of 6.875% Senior Notes due 2021

Ladies and Gentlemen:

I am the General Counsel of WCI Communities, Inc., a Delaware corporation (the “Company”). This opinion is being delivered in connection with the issuance of up to $50,000,000 in aggregate principal amount of the Company’s 6.875% Senior Notes due 2021 (the “Notes”) and the guarantees of the Notes (the “Guarantees”) by the entities set forth on Schedule I hereto (the “Specified Guarantors”) and the entities set forth on Schedule II hereto (the “Additional Guarantors,” and, together with the Specified Guarantors, the “Guarantors”) under an indenture, dated as of August 7, 2013 (the “Original Indenture”), among the Company, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by that certain first supplemental indenture, dated as of April 28, 2014, by and among the Company, the Guarantors and the Trustee (the “First Supplemental Indenture”), and as further supplemented by that certain second supplemental indenture, dated as of June 26, 2014, by and among the Company, the Guarantors and the Trustee (together with the Original Indenture and the First Supplemental Indenture, the “Indenture”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 18, 2014 (the “Registration Statement”). The Notes and the Guarantees will be issued in exchange for the Company’s outstanding 6.875% Senior Notes due 2021 issued on June 26, 2014 as additional securities under the Indenture (the “Old Notes”), and the related guarantees, on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issue of the Notes and the Guarantees.

In arriving at the opinions expressed below, I have examined originals, or copies certified or otherwise identified to my satisfaction as being true and complete copies of the originals, of the Indenture, the Old Notes and the Notes, certificates of incorporation and bylaws of the Specified Guarantors, resolutions of the board of directors of the Specified Guarantors, and such other documents, corporate records, certificates of officers of the Company and the Guarantors and of public officials and other instruments as I have deemed necessary or advisable to enable me to render these opinions. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. As to any facts material to these opinions, I have relied to the extent I deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company, the Guarantors and others.

Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that as of the date hereof:

1.    Each Specified Guarantor is validly existing as a corporation and in good standing under the laws of the State of Florida.

2.    Each Specified Guarantor has the corporate power and authority to execute and deliver the Guarantees pursuant to the Indenture.

3.    The execution, delivery and performance by each Specified Guarantor of the Guarantees have been duly authorized by all necessary corporate action of each Specified Guarantor.

The foregoing opinions are subject to: (A) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; and (B) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought.

I render no opinion herein as to matters involving the laws of any jurisdiction other than the State of Florida. This opinion is limited to the effect of the current state of the laws of the State of Florida and the facts as they currently exist. I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts. The opinion set forth in paragraph 1 above as to the valid existence of each Specified Guarantor is based solely on a certificate of existence and good standing received from the Secretary of State of the State of Florida dated October 14, 2014.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. I consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Vivien N. Hastings

Vivien N. Hastings
General Counsel,
WCI Communities, Inc.

SCHEDULE I

SPECIFIED GUARANTORS

Entity Name	Jurisdiction of Formation
WCI Realty, Inc.	Florida
Watermark Realty Referral, Inc.	Florida

SCHEDULE II

ADDITIONAL GUARANTORS

Entity Name	Jurisdiction of Formation
WCI Communities, LLC	Delaware
WCI Communities Management, LLC	Delaware
WCI Towers Northeast USA, Inc.	Delaware
Watermark Realty, Inc.	Delaware
Pelican Landing Golf Resort Ventures, Inc.	Delaware
Spectrum Eastport, LLC	Delaware
WCI Communities Rivington, LLC	Delaware